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                                                                    EXHIBIT 99.1

Contact:  James L. Wolohan C.E.O.                          FOR IMMEDIATE RELEASE
          John A. Sieggreen  C.O.O.
          (989) 793-4532
          May 16, 2003


                WOLOHAN LUMBER CO. RECEIVES MERGER PROPOSAL FROM
                                SHAREHOLDER GROUP

The Board of Directors of Wolohan Lumber Co. announced today it his received a proposal from certain current shareholders and members of management, including James L. Wolohan, the President and Chief' Executive Officer of the Company, John A. Sieggreen, the Company's Executive Vice President and Chief Operating Officer, Daniel P. Rogers, Senior Vice President-General Merchandise Manager and Edward J. Dean, Vice President and Chief Financial Officer (the "Continuing Shareholders"), who own approximately 51.2% of Wolohan stock to acquire the shares of common stock of the Company in the hands of public shareholders at a price of $21.75 per share in a cash merger transaction which represents a 10.4% premium over the closing price on NASDAQ on May 15, 2003.

The Board of Directors has established a Special Committee of the Board consisting of independent directors to review the proposal, which is subject to the receipt of adequate financing, the negotiation of a definitive merger agreement and any required regulatory approvals. Wolohan's Board of Directors noted that no assurance could be given as to whether any transaction will occur or as to the timing of the transaction.

If a definitive merger agreement is executed, each shareholder of Wolohan should read the proxy statement when it becomes available because it will contain important information about the merger. Once a filing is made, Wolohan shareholders can obtain the proxy statement and other documents that are filed with the Securities and Exchange Commission at no cost on the Securities and Exchange Commission's web site at http://www.sec.gov.

Wolohan is engaged in the retail sale of a full-line of lumber and building materials and related products, used primarily for new-home construction and large home-improvement projects. At May 15, 2003, Wolohan operated a chain of 25 building supply stores located in Illinois, Indiana, Kentucky, Michigan and Ohio.

FORWARD-LOOKING STATEMENTS

This press release may contain statements that are not historical facts and constitute projections, forecasts or forward-looking statements including statements regarding Wolohan's expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this press release are based on information available to Wolohan on the date hereof, and assumes no obligation to update any such forward-looking statement. It is important to note that Wolohan's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially from those projected include, among others: fluctuations in customer demand and spending, expectations of future volume and prices for Wolohan's products, prevailing economic conditions affecting the retail lumber and building materials markets and seasonality of operating results.